EXHIBIT 99.1
LINDSAY MANUFACTURING CO. REPORTS FISCAL 2006 FOURTH QUARTER, FULL-YEAR RESULTS
OMAHA, Neb., October 11, 2006—Lindsay Manufacturing Co. (NYSE: LNN), a leading manufacturer of irrigation systems and infrastructure products, today announced results for its fiscal fourth quarter and full year ended August 31, 2006.
Fourth Quarter Results
Fourth quarter fiscal 2006 total revenues were $56.6 million, a 41 percent increase from $40.0 million for the year-ago period. Net earnings were $3.1 million or $0.26 per diluted share, compared with $293,000, or $0.03 per diluted share, in the prior year’s fourth quarter. The quarter includes the results from Barrier Systems Inc. (BSI), which was acquired June 1, 2006 and a $0.03 unfavorable impact to diluted earnings per share related to expensing of stock based compensation. The prior year period included an after tax charge of approximately $0.09 per diluted share related to a repair campaign of end gun solenoid valves on Lindsay’s center pivot irrigation systems.
Total irrigation equipment revenues increased 19 percent to $41.3 million from $34.8 million in the prior fiscal year’s fourth quarter, due to higher sales volumes resulting from improved corn and wheat prices combined with continued dry conditions in the United States. Domestic irrigation revenues increased 24 percent, while international irrigation revenues improved 11 percent from the prior year’s quarter. The Company’s diversified products segment has been renamed the infrastructure segment, and now includes the recently acquired BSI. Infrastructure revenues were $15.2 million compared with $5.3 million in the prior year period, with $10.3 million resulting from the inclusion of BSI.
Rick Parod, president and chief executive officer, commented, “Demand for irrigation equipment improved with higher key commodity prices and continued development in Africa, China and Central America. I am also very pleased with the results of our recent acquisition, BSI, and with the future efficiency improvements that will result from integrating more of BSI’s component requirements into our Lindsay factory.”
Gross margin improved to 24.6 percent from 17.6 percent a year ago, due to inclusion of BSI’s higher margin products, improved factory volume and continued improvements in selling margins on irrigation equipment. BSI contributed $4.4 million of gross profit or 43 percent gross margin during the period. Operating income during the quarter was $4.7 million compared with an operating loss of $111,000 in the prior year period, which included $1.5 million of the above-mentioned repair campaign expenses. Operating expenses of $9.2 million increased $2.1 million, with approximately $1.8 million of the increase from the inclusion of BSI expenses and $0.3 million from the impact of expensing stock-based compensation.
Lindsay’s backlog of unshipped orders at August 31, 2006, was $26.8 million compared with $14.2 million at August 31, 2005. Irrigation backlog improved $2.2 million or 25 percent and infrastructure backlog increased $10.4 million, with all the increase attributable to the inclusion of BSI. In addition, deferred rental revenue for BSI totaled $5.0 million at the end of the period, which is not included in the backlog above, and will not be included in backlog in the future. “The irrigation backlog reflects the improved conditions we have seen during the year and I am pleased with the strong backlog that BSI brings to the Lindsay portfolio,” Parod said.

Full-Year Results
Total revenues for fiscal 2006 were $226.0 million, a 27 percent increase from $177.3 million reported a year ago. Total irrigation equipment revenues of $193.7 million increased 24 percent from a year ago, while infrastructure revenues grew 54 percent to $32.3 million. Net earnings were $11.7 million, or $1.00 per diluted share, compared with $4.8 million, or $0.41 per diluted share, for fiscal year 2005. The full year results include $0.10 diluted earnings per share expense related to stock-based compensation, and the results of BSI discussed above.
Cash flow from operations for fiscal 2006 was $14.4 million, an increase of $2.6 million from a year ago. Cash and marketable securities at August 31, 2006 were $59.3 million compared with $54.8 million at August 31, 2005. Shareholders’ equity at August 31, 2006, was $120.9 million, or $10.47 per outstanding common share, compared with $109.3 million, or $9.49 per outstanding common share, at August 31, 2005.
On July 17, 2006, Lindsay announced that it had increased its regular quarterly cash dividend by 8 percent to $0.065 per share from $0.06 per share. The new annual indicated rate is $0.26 per share, an increase from the previous annual indicated rate of $0.24 per share.
Outlook
Parod stated, “Demand for crops that support bio fuels continues to grow and represents additional growth opportunity for our irrigation products. I am pleased with the acquisition of Barrier Systems and with the pipeline of potential acquisition candidates. We remain focused on leveraging our strong cash flows and financial flexibility to create shareholder value through a balance of organic growth opportunities, accretive acquisitions, share repurchases, and dividend payments.”
Fourth-Quarter Conference Call
Lindsay’s fiscal 2006 fourth quarter investor conference call is scheduled for 11:00 a.m. ET today. This call will be simulcast live on the Internet and can be accessed by logging onto www.lindsay.com or www.vcall.com. A replay of the call will be available for 30 days. Lindsay will have a slide presentation available to augment management’s formal presentation, which will be accessible via the company’s Web site. Each of the above referenced links will be available under the investor relations tab of the company’s Web site.
About the Company
Lindsay manufactures and markets irrigation equipment including Zimmatic, Greenfield, Stettyn and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure products including movable barriers for lane management to reduce traffic congestion and improve safety through its wholly owned subsidiary, Barrier Systems Inc. In addition, the Company produces crash cushions and specialty barriers to improve motorist and highway worker safety, large diameter steel tubing, and provides outsourced manufacturing and production services for other companies. At August 31, 2006, Lindsay had approximately 11.5 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “expectation,” “outlook,” “could,” “may,” “should,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
For more information regarding Lindsay Manufacturing Co.,
see Lindsay’s Web site at www.lindsaymanufacturing.com

Lindsay Manufacturing Co. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
For the twelve-months ended August 31, 2006, 2005 and 2004

	Twelve Months Ended
	August	August	August
	2006	2005	2004
(in thousands, except per share amounts)

Operating revenues	$226,001	$177,271	$196,696
Cost of operating revenues	177,760	143,700	157,179

Gross profit	48,241	33,571	39,517

Operating expenses:
Selling expense	12,932	11,031	11,148
General and administrative expense	17,066	14,377	13,419
Engineering and research expense	2,741	2,665	2,910

Total operating expenses	32,739	28,073	27,477

Operating income	15,502	5,498	12,040

Interest income, net	1,404	1,179	1,456
Other income, net	503	273	270

Earnings before income taxes	17,409	6,950	13,766

Income tax provision	5,709	2,112	4,480

Net earnings	$11,700	$4,838	$9,286

Basic net earnings per share	$1.01	$0.42	$0.79

Diluted net earnings per share	$1.00	$0.41	$0.78

Average shares outstanding	11,529	11,649	11,756
Diluted effect of stock-based compensation	183	152	191

Average shares outstanding assuming dilution	11,712	11,801	11,947

Cash dividends per share	$0.245	$0.225	$0.205

Net income for the year ended August 31, 2006, included stock-based compensation expense under SFAS 123(R) of $1,080,000, net of tax. There was no stock-based compensation expense under SFAS 123 for fiscal 2005 because the Company did not adopt the recognition provisions of SFAS 123.

Lindsay Manufacturing Co. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
August 31, 2006 and 2005

	August	August
	2006	2005
($ in thousands, except par values)

ASSETS
Current Assets:
Cash and cash equivalents	$43,344	$25,564
Marketable securities	10,179	14,101
Receivables, net of allowances, $595 and $702, respectively	38,115	28,919
Inventories, net	26,818	19,311
Deferred income taxes	—	3,276
Other current assets	3,947	3,042

Total current assets	122,403	94,213

Long-term marketable securities	5,778	15,157
Property, plant and equipment, net	26,981	17,268
Other intangible assets, net	20,998	695
Other noncurrent assets	4,945	6,142
Goodwill, net	11,129	1,364

Total assets	$192,234	$134,839

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,555	$6,704
Current portion of long-term debt	4,296	—
Other current liabilities	23,619	13,434

Total current liabilities	37,470	20,138

Pension benefits liabilities	5,003	5,142
Other noncurrent liabilities	3,147	229
Long-term debt	25,714	—

Total liabilities	71,334	25,509

Shareholders’ equity:
Preferred stock, ($1 par value, 2,000,000 shares authorized, no shares issued and outstanding)	—	—
Common stock, ($1 par value, 25,000,000 shares authorized, 17,600,686 and 17,568,084 shares issued in 2006 and 2005, respectively)	17,600	17,568
Capital in excess of stated value	5,896	3,690
Retained earnings	192,319	183,444
Less treasury stock, (at cost, 6,048,448 shares)	(96,547)	(96,547)
Accumulated other comprehensive income, net	1,632	1,175

Total shareholders’ equity	120,900	109,330

Total liabilities and shareholders’ equity	$192,234	$134,839

Lindsay Manufacturing Co. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the twelve-months ended August 31, 2006 and 2005
(unaudited)

	August	August
($ in thousands)	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$11,700	$4,838
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,081	3,481
Amortization of marketable securities premiums, net	204	248
(Gain) loss on sale of property, plant and equipment	(114)	37
Provision for uncollectible accounts receivable	95	88
Deferred income taxes	(3,689)	(1,140)
Stock option tax benefits	25	136
Equity in net earnings of equity method investments	(4)	(257)
Stock-based compensation	1,739	—
Other, net	(90)	16
Changes in assets and liabilities:
Receivables, net	(5,183)	6,203
Inventories, net	(2,030)	828
Other current assets	(332)	(45)
Accounts payable, trade	(310)	(2,429)
Other current liabilities	5,903	(3,031)
Current taxes payable	1,898	257
Other noncurrent assets and liabilities	503	2,548

Net cash provided by operating activities	14,396	11,778

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3,592)	(4,122)
Acquisition of business	(34,428)	—
Sale of an equity investment	354	—
Proceeds from sale of property, plant and equipment	267	55
Purchases of marketable securities available-for-sale	—	(1,841)
Proceeds from maturities or sales of marketable securities available-for-sale	13,169	19,100

Net cash (used in) provided by investing activities	(24,230)	13,192

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock under stock option plan	485	621
Increase in long-term borrowing	30,000	—
Repurchases of common stock	—	(6,649)
Dividends paid	(2,825)	(2,603)

Net cash provided by (used in) financing activities	27,660	(8,631)

Effect of exchange rate changes on cash	(46)	252

Net increase in cash and cash equivalents	17,780	16,591
Cash and cash equivalents, beginning of period	25,564	8,973

Cash and cash equivalents, end of period	$43,344	$25,564